Exhibit 99.1

Arconic Reports First Quarter 2021 Results and Raises Outlook

First Quarter 2021 Highlights

  Sales of $1.7 billion, up 4% year over year, and up 15% from prior quarter
  Net income of $52 million, or $0.46 per share, compared with $46 million, or $0.42 per share, in first quarter 2020
  Adjusted EBITDA of $179 million, down 12% year over year, up 19% from prior quarter, and Adjusted EBITDA margin of 10.7%
  Significant contract wins:
    Secured long-term contracts representing more than $2 billion in aerospace revenue
    Negotiated agreements representing approximately $1.5 billion in North American packaging revenue from 2022-2024

Post-Quarter Highlights

  Completed $1 billion U.S. pension partial annuitization
  Board authorized $300 million share repurchase program

PITTSBURGH--(BUSINESS WIRE)--May 4, 2021--Arconic Corporation (NYSE: ARNC) (“Arconic” or “the Company”) today reported first quarter 2021 results. Revenue was $1.7 billion, up 15% from the prior quarter primarily because of higher aluminum prices. Net income was $52 million, or $0.46 per share, compared with $46 million, or $0.42 per share, in first quarter 2020.

First quarter 2021 Adjusted EBITDA was $179 million and Adjusted EBITDA margin was 10.7%. Adjusted EBITDA declined 12% year over year, but increased $28 million, or 19%, sequentially primarily because of strong operating performance and continued growth in international packaging volumes and strength in industrial markets. Cash used for operations was $294 million, reflecting $200 million of accelerated U.S. pension contributions made in January 2021, and capital expenditures were $28 million. At quarter-end, the cash balance was $763 million with total available liquidity of approximately $1.6 billion, and debt was $1.6 billion.

Tim Myers, Chief Executive Officer, said, “Arconic continued to see increasing customer demand in most of the markets we serve during the first quarter. We captured growth in international packaging due to better than expected regional strength and industrial end markets improved as the trade litigation came to a final positive ruling at the end of March. Ground transportation sales also grew, largely driven by commercial transportation, but were constrained by weather impacts and the semiconductor shortage. Growth in those three end markets and strong operating performance fully offset continued weakness in aerospace sales. Given our strong first quarter performance and improved outlook in both the industrial and packaging markets, we are increasing our full year 2021 revenue and Adjusted EBITDA outlook.”

Mr. Myers continued, “With the continued reduction of our legacy pension and environmental obligations, and the completion of a $1 billion partial U.S. pension annuitization in April, we believe we are well positioned to focus more fully on future growth opportunities. Our new share repurchase program is recognition of our belief in the long-term prospects of our Company.”

First Quarter Segment Performance

Revenue by Segment ($M)
	Quarter ended
	March 31, 2021	March 31, 2020
Rolled Products	$1,364	$1,222
Building and Construction Systems	236	256
Extrusions	75	133
Adjusted EBITDA ($M)
	Quarter ended
	March 31, 2021	March 31, 2020
Rolled Products	$165	$165
Building and Construction Systems	28	30
Extrusions	(4)	8
Subtotal	189	203
Corporate	(10)	1
Adjusted EBITDA	$179	$204

Outlook

The Company is updating its full-year 2021 outlook in light of strength in the industrial and international packaging markets, the final trade case ruling on common alloy aluminum sheet in March, and an expected improvement in the semiconductor chip shortage in the second half of this year. Arconic now expects full-year 2021 revenue to be in a range of $7.1 billion to $7.4 billion compared with the prior outlook of $6.6 billion to $6.9 billion. This assumes an LME aluminum price of $2,200/mt and Midwest Premium of $430/mt for the full year versus prior assumptions for LME of $2,030/mt and Midwest Premium of $320/mt. Adjusted EBITDA for full-year 2021 is now expected to be in a range of $710 million to $750 million compared with prior outlook of $675 million to $725 million. Adjusted free cash flow for full-year 2021, which excludes a $250 million contribution to U.S. pension plans in connection with the $1 billion annuitization in April as well as approximately $350 million in other funding of legacy pension, OPEB, and environmental liabilities, is expected to be in the range of $300 million to $400 million.

Share Repurchase Program

Today, the Company also announced that its board of directors has approved a new share repurchase program authorizing the repurchase of up to $300 million of common stock over a two-year period. Repurchases under the program may be made from time to time, as the Company deems appropriate, solely through open market repurchases effected through a broker dealer, based on a variety of factors such as price, capital position, liquidity, financial performance, alternative uses of capital and overall market conditions. There can be no assurance as to the number of shares the Company will purchase, if any. The share repurchase program may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.

Pension Annuitization

As previously announced, the Company completed an approximately $1 billion partial annuitization of its U.S. pension obligations. To effect this transaction, Arconic transferred certain plan assets to the insurance company providing the group annuity contract and also made a $250 million contribution to its U.S. pension plans to maintain the funding level of the remaining plan obligations. This contribution was funded with proceeds from the previously announced debt offering, which closed on March 3, 2021, of $300 million aggregate principal amount of the Company’s 6.125% Senior Secured Second-Lien Notes due 2028. As a result of the transaction, the Company expects to recognize a non-cash pension settlement charge of approximately $575 million ($450 million after tax), subject to finalization of actuarial assumptions and other applicable adjustments, in the second quarter of 2021.

Arconic will hold its quarterly conference call at 10:00 AM Eastern Time on May 4, 2021, to present first quarter financial results. The call will be webcast on the Arconic website. Call information and related details are available at www.arconic.com under “Investors.”

About Arconic

Arconic Corporation (NYSE: ARNC), headquartered in Pittsburgh, Pennsylvania, is a leading provider of aluminum sheet, plate, and extrusions, as well as innovative architectural products, that advance the ground transportation, aerospace, building and construction, industrial and packaging end markets.

Dissemination of Company Information

Arconic intends to make future announcements regarding Company developments and financial performance through its website at www.arconic.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates," "believes," "could," "estimates," "expects," "forecasts," "goal," "guidance," "intends," "may," "outlook," "plans," "projects," "seeks," "sees," "should," "targets," "will," "would," or other words of similar meaning. All statements that reflect Arconic’s expectations, assumptions, projections, beliefs or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, relating to the condition of the ground transportation, aerospace, building and construction, industrial, packaging and other end markets; Arconic’s future financial results, operating performance, working capital, cash flows, liquidity and financial position; cost savings and restructuring programs; Arconic's strategies, outlook, business and financial prospects; costs associated with pension and other post-retirement benefit plans; projected sources of cash flow; potential legal liability; the potential impact of the COVID-19 pandemic; and actions to mitigate the impact of COVID-19. These statements reflect beliefs and assumptions that are based on Arconic’s perception of historical trends, current conditions and expected future developments, as well as other factors Arconic believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks, uncertainties and changes in circumstances, many of which are beyond Arconic’s control. Such risks and uncertainties include, but are not limited to: (a) continuing uncertainty regarding the duration and impact of the COVID-19 pandemic on our business and the businesses of our customers and suppliers; (b) deterioration in global economic and financial market conditions generally; (c) unfavorable changes in the end markets we serve; (d) the inability to achieve the level of revenue growth, cash generation, cost savings, benefits of our management of legacy liabilities, improvement in profitability and margins, fiscal discipline, or strengthening of competitiveness and operations anticipated or targeted; (e) adverse changes in discount rates or investment returns on pension assets; (f) competition from new product offerings, disruptive technologies, industry consolidation or other developments; (g) the loss of significant customers or adverse changes in customers’ business or financial condition; (h) manufacturing difficulties or other issues that impact product performance, quality or safety; (i) the impact of pricing volatility in raw materials; (j) a significant downturn in the business or financial condition of a key supplier or other supply chain disruptions; (k) challenges to or infringements on our intellectual property rights; (l) the inability to successfully implement our re-entry into the packaging market or to realize the expected benefits of other strategic initiatives or projects; (m) the impact of potential cyber attacks and information technology or data security breaches; (n) geopolitical, economic, and regulatory risks relating to our global operations, including compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (o) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation and compliance matters; and (p) the other risk factors summarized in Arconic’s Form 10-K for the year ended December 31, 2020 and other reports filed with the U.S. Securities and Exchange Commission. The above list of factors is not exhaustive or necessarily in order of importance. Market projections are subject to the risks discussed above and other risks in the market. The statements in this release are made as of the date of this release, even if subsequently made available by Arconic on its website or otherwise. Arconic disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Arconic’s consolidated financial information but is not presented in Arconic’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to any measure of performance or financial condition as determined in accordance with GAAP, and investors should consider Arconic’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Arconic. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP. Non-GAAP financial measures presented by Arconic may not be comparable to non-GAAP financial measures presented by other companies. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release. Arconic has not provided reconciliations of any forward-looking non-GAAP financial measures, such as adjusted EBITDA and free cash flow, to the most directly comparable GAAP financial measures because such reconciliations are not available without unreasonable efforts due to the variability and complexity with respect to the charges and other components excluded from the non-GAAP measures, such as the effects of metal price lag, foreign currency movements, gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. These reconciling items are in addition to the inherent variability already included in the GAAP measures, which includes, but is not limited to, price/mix and volume. Arconic believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Arconic Corporation and subsidiaries Statement of Consolidated Operations (unaudited) (dollars in millions, except per-share amounts)
	Quarter ended
	March 31,	December 31,	March 31,
	2021	2020	2020(1)
Sales	$1,675	$1,462	$1,611

Cost of goods sold (exclusive of expenses below)(2)	1,431	1,248	1,345
Selling, general administrative, and other expenses	59	64	80
Research and development expenses	8	9	11
Provision for depreciation and amortization	63	60	60
Restructuring and other charges(3)	1	127	(19)
Operating income (loss)(2)	113	(46)	134

Interest expense	23	21	35
Other expenses, net(4)	22	1	26

Income (Loss) before income taxes(2)	68	(68)	73
Provision (Benefit) for income taxes(2)	16	(4)	27

Net income (loss)(2)	52	(64)	46

Less: Net income attributable to noncontrolling interest	–	–	–

NET INCOME (LOSS) ATTRIBUTABLE TO ARCONIC CORPORATION(2)	$52	$(64)	$46

EARNINGS PER SHARE ATTRIBUTABLE TO ARCONIC CORPORATION COMMON STOCKHOLDERS:
Basic:
Net income (loss)(2)	$0.48	$(0.59)	$0.42
Weighted-average number of shares(5)	109,835,195	109,152,402	109,021,376

Diluted:
Net income (loss)(2)	$0.46	$(0.59)	$0.42
Weighted-average number of shares(5)	113,249,380	109,152,402	109,021,376

COMMON STOCK OUTSTANDING AT THE END OF THE PERIOD	110,024,144	109,205,226	-

(1)

Prior to April 1, 2020, Arconic’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic’s former parent company’s financial statements. Accordingly, the Company’s results of operations for the quarter ended March 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic are not necessarily indicative of the Company’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to the Company’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended March 31, 2020. Accordingly, Net income attributable to Arconic Corporation decreased $14 (comprised of an $18 increase to Cost of goods sold and a $4 decrease to Provision for income taxes), or $0.13 per share, from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(3)

In the quarter ended December 31, 2020, Restructuring and other charges includes a $140 settlement charge related to the annuitization of a portion of the Company’s U.S. defined benefit pension plan obligation and a $25 benefit for contingent consideration received related to the October 2018 sale of the Texarkana (Texas) rolling mill. In the quarter ended March 31, 2020, Restructuring and other charges includes a $31 gain on the sale of an extrusions plant in South Korea.

(4)

In the quarter ended December 31, 2020, Other expenses, net includes a $20 benefit for the reversal of a liability previously established on April 1, 2020 related to a potential indemnification to Howmet Aerospace by Arconic for an outstanding income tax matter in Spain. In November 2020, Howmet Aerospace received a favorable ruling from Spain’s Supreme Court bringing a final conclusion to this matter as this decision may not be appealed any further. As no further income tax payment was required of Howmet Aerospace likewise Arconic no longer has a requirement to perform under the indemnification.

(5)

In the quarter ended March 31, 2021, the difference between the diluted weighted-average number of shares and the basic weighted-average number of shares relates to common share equivalents associated with outstanding employee stock awards. In the quarter ended December 31, 2020, the diluted weighted-average number of shares does not include any common share equivalents associated with outstanding employee stock awards as their effect was anti-dilutive since the Company generated a net loss for the period. Prior to April 1, 2020, the Company did not have any publicly-traded issued and outstanding common stock or any common share equivalents. Accordingly, the respective basic and diluted earnings per share for the quarter ended March 31, 2020 were calculated based on the 109,021,376 shares of Arconic common stock distributed on April 1, 2020 in connection with the completion of Arconic’s separation from its former parent company.

Arconic Corporation and subsidiaries Consolidated Balance Sheet (unaudited) (in millions)
	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$763	$787
Receivables from customers, less allowances of $1 in both 2021 and 2020	803	631
Other receivables	148	128
Inventories	1,199	1,043
Prepaid expenses and other current assets	45	53
Total current assets	2,958	2,642

Properties, plants, and equipment	7,381	7,409
Less: accumulated depreciation and amortization	4,709	4,697
Properties, plants, and equipment, net	2,672	2,712
Goodwill	389	390
Operating lease right-of-use-assets	139	144
Deferred income taxes	320	329
Other noncurrent assets	95	97
Total assets	$6,573	$6,314

LIABILITIES
Current liabilities:
Accounts payable, trade	$1,216	$1,106
Accrued compensation and retirement costs	126	118
Taxes, including income taxes	39	33
Environmental remediation	79	90
Operating lease liabilities	37	36
Other current liabilities	115	90
Total current liabilities	1,612	1,473
Long-term debt(1)	1,592	1,278
Accrued pension benefits	1,128	1,343
Accrued other postretirement benefits	473	479
Environmental remediation	59	66
Operating lease liabilities	105	111
Deferred income taxes	14	15
Other noncurrent liabilities and deferred credits	100	102
Total liabilities	5,083	4,867

EQUITY
Arconic Corporation stockholders’ equity:
Common stock	1	1
Additional capital	3,343	3,348
Accumulated deficit	(103)	(155)
Accumulated other comprehensive loss	(1,765)	(1,761)
Total Arconic Corporation stockholders’ equity	1,476	1,433
Noncontrolling interest	14	14
Total equity	1,490	1,447
Total liabilities and equity	$6,573	$6,314
(1)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

Arconic Corporation and subsidiaries Statement of Consolidated Cash Flows (unaudited) (in millions)
	Quarter ended
	March 31,	December 31,	March 31,
	2021	2020	2020(1)
OPERATING ACTIVITIES
Net income (loss)(2)	$52	$(64)	$46
Adjustments to reconcile net income (loss) to cash used for operations:
Depreciation and amortization	63	60	60
Deferred income taxes(2)	4	(44)	22
Restructuring and other charges	1	127	(19)
Net periodic pension benefit cost	22	21	21
Stock-based compensation	2	5	7
Other	14	3	–
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) Decrease in receivables	(186)	15	(309)
(Increase) in inventories(2)	(161)	(132)	(56)
Decrease (Increase) in prepaid expenses and other current assets	3	8	(17)
Increase (Decrease) in accounts payable, trade(3)	117	247	(39)
(Decrease) in accrued expenses	(33)	(64)	(53)
Increase in taxes, including income taxes	9	24	102
Pension contributions(4)	(201)	(227)	(32)
Decrease in noncurrent assets	–	7	10
Increase (Decrease) in noncurrent liabilities	–	2	(3)
CASH USED FOR OPERATIONS	(294)	(12)	(260)

FINANCING ACTIVITIES
Net transfers from former parent company	–	–	216
Additions to debt (original maturities greater than three months)(5)	319	–	1,200
Debt issuance costs	(4)	–	(42)
Other	(18)	9	–
CASH PROVIDED FROM FINANCING ACTIVITIES	297	9	1,374

INVESTING ACTIVITIES
Capital expenditures(3)	(28)	(37)	(58)
Proceeds from the sale of assets and businesses	1	23	101
CASH (USED FOR) PROVIDED FROM INVESTING ACTIVITIES	(27)	(14)	43

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	–	2	(1)
Net change in cash and cash equivalents and restricted cash	(24)	(15)	1,156
Cash and cash equivalents and restricted cash at beginning of period(6)	787	802	72
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD(6)	$763	$787	$1,228

(1)

Prior to April 1, 2020, Arconic’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic’s former parent company’s financial statements. Accordingly, the Company’s cash flows for the quarter ended March 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic are not necessarily indicative of the Company’s consolidated cash flows had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to the Company’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial results. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Cash Flows for the quarter ended March 31, 2020. Accordingly, Net income decreased $14, Deferred income taxes decreased $4, and (Increase) in inventories positively changed by $18 from the amounts previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(3)

In preparing the Statement of Consolidated Cash Flows for the nine months ended September 30, 2020, management identified a misclassification related to the non-cash portion of properties, plants, and equipment additions. This non-cash portion is the result of the timing difference that exists between when the Company records such additions as assets on its Consolidated Balance Sheet and when such additions have been paid in cash. As a result, the amount of (Decrease) in accounts payable, trade previously reported for the quarter ended March 31, 2020 was overstated by $35 and the amount of Capital expenditures previously reported for the quarter ended March 31, 2020 was understated by $35. Accordingly, for the quarter ended March 31, 2020, management has corrected both (Decrease) in accounts payable, trade and Capital expenditures from previously reported amounts to remove the respective effect of this $35.

(4)

In January 2021, the Company contributed a total of $200 to its two funded U.S. defined benefit pension plans, comprised of the estimated minimum required funding for 2021 of $183 and an additional $17.

(5)

In March 2021, Arconic issued $300 aggregate principal amount of 6.125% Senior Secured Second-Lien Notes due 2028 at 106.25% of par. In April 2021, the Company used a portion of the net proceeds of this issuance to contribute a total of $250 to its two funded U.S. defined benefit plans to maintain the funding level of the remaining plan obligations not transferred under a group annuity contract.

On April 1, 2020, Arconic Inc. separated into two standalone, publicly-traded companies, Arconic Corporation and Howmet Aerospace Inc. (the “Separation”). In connection with the capital structure to be established at the time of the Separation, Arconic secured $1,200 in third-party indebtedness in the quarter ended March 31, 2020. The net proceeds from a portion of this indebtedness was held in escrow until the satisfaction of the escrow release conditions, which included the substantially concurrent completion of the Separation. Accordingly, the escrowed cash was included in Restricted cash as of March 31, 2020 (see footnote 6). The Company used a portion of the net proceeds from the aggregate indebtedness to make a $728 payment to its former parent company on April 1, 2020 to fund the transfer of certain net assets from the former parent company to Arconic in connection with the completion of the Separation.

(6)

Cash and cash equivalents and restricted cash at beginning of period for all periods presented and Cash and cash equivalents and restricted cash at end of period for the quarters ended March 31, 2021 and December 31, 2020 includes Restricted cash of less than $0.04. For the quarter ended March 31, 2020, Cash and cash equivalents and restricted cash at end of period includes Restricted cash of $593 (see footnote 5).

Arconic Corporation and subsidiaries Segment Adjusted EBITDA Reconciliation (unaudited) (in millions)
	Quarter ended
	March 31,
	2021	2020(1)
Total Segment Adjusted EBITDA(2),(3)	$189	$203
Unallocated amounts:
Corporate expenses(4)	(9)	(2)
Stock-based compensation expense	(2)	(7)
Metal price lag(5)	5	(4)
Provision for depreciation and amortization	(63)	(60)
Restructuring and other charges	(1)	19
Other(6)	(6)	(15)
Operating income(3)	113	134
Interest expense	(23)	(35)
Other expenses, net	(22)	(26)
Provision for income taxes(3)	(16)	(27)
Net income attributable to noncontrolling interest	–	–
Consolidated net income attributable to Arconic Corporation(3)	$52	$46
(1)

Prior to April 1, 2020, Arconic’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic’s former parent company’s financial statements. Accordingly, the Company’s results of operations for the quarter ended March 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic are not necessarily indicative of the Company’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to the Company’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)

Effective in the second quarter of 2020, management elected to change the profit or loss measure of the Company’s reportable segments from Segment operating profit to Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) for internal reporting and performance measurement purposes. This change was made to enhance the transparency and visibility of the underlying operating performance of each segment. Effective in the third quarter of 2020, management refined the Company’s Segment Adjusted EBITDA measure to remove the impact of metal price lag (see footnote 5). This change was made to further enhance the transparency and visibility of the underlying operating performance of each segment by removing the volatility associated with metal prices.

Arconic calculates Segment Adjusted EBITDA as Total sales (third-party and intersegment) minus each of (i) Cost of goods sold, (ii) Selling, general administrative, and other expenses, and (iii) Research and development expenses, plus Stock-based compensation expense and Metal price lag. Previously, the Company calculated Segment operating profit as Segment Adjusted EBITDA minus each of (i) the Provision for depreciation and amortization, (ii) Stock-based compensation expense, and (iii) Metal price lag. Arconic’s Segment Adjusted EBITDA may not be comparable to similarly titled measures of other companies’ reportable segments.

Also, effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. The effects of the change in accounting principle have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended March 31, 2020. See footnote 3 for additional information.

Segment Adjusted EBITDA for the quarter ended March 31, 2020 was recast to reflect the new measure of segment profit or loss and the change in inventory cost method.

Total Segment Adjusted EBITDA is the sum of the respective Segment Adjusted EBITDA for each of the Company’s three reportable segments: Rolled Products, Building and Construction Systems, and Extrusions. This amount is being presented for the sole purpose of reconciling Segment Adjusted EBITDA to the Company’s Consolidated net income.

(3)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at LIFO cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended March 31, 2020. Accordingly, Net income attributable to Arconic Corporation decreased $14 (comprised of an $18 increase to Cost of goods sold and a $4 decrease to Provision for income taxes) from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(4)

Corporate expenses are composed of general administrative and other expenses of operating the corporate headquarters and other global administrative facilities, as well as research and development expenses of the corporate technical center. The amount presented for the quarter ended March 31, 2020 represents an allocation of Arconic’s former parent company’s corporate expenses (see footnote 1).

(5)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(6)

Other includes certain items that impact Cost of goods sold and Selling, general administrative, and other expenses on the Company’s Statement of Consolidated Operations that are not included in Segment Adjusted EBITDA, including those described as “Other special items” (see footnote 4 to the reconciliation of Adjusted EBITDA within Calculation of Non-GAAP Financial Measures included in this release).

Arconic Corporation and subsidiaries Calculation of Non-GAAP Financial Measures (unaudited) (in millions)
	Quarter ended
	March 31,	December 31,	March 31,
	2021	2020	2020(1)
Net income (loss) attributable to Arconic Corporation(2)	$52	$(64)	$46

Add:
Net income attributable to noncontrolling interest	–	–	–
Provision (Benefit) for income taxes(2)	16	(4)	27
Other expenses, net	22	1	26
Interest expense	23	21	35
Restructuring and other charges	1	127	(19)
Provision for depreciation and amortization	63	60	60
Stock-based compensation	2	5	7
Metal price lag(3)	(5)	(3)	4
Other special items(4)	5	8	18

Adjusted EBITDA(2)	$179	$151	$204

Sales	$1,675	$1,462	$1,611

Adjusted EBITDA Margin	10.7%	10.3%	12.7%

Arconic’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for the following items: Provision for depreciation and amortization; Stock-based compensation; Metal price lag (see below); and Other special items. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items are composed of restructuring and other charges, discrete income tax items, and other items as deemed appropriate by management. There can be no assurances that additional special items will not occur in future periods. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Adjusted EBITDA provides additional information with respect to Arconic’s operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

Effective in the third quarter of 2020, management refined the Company’s Adjusted EBITDA measure to remove the impact of metal price lag (see footnote 3). This change was made to further enhance the transparency and visibility of the underlying operating performance of the Company by removing the volatility associated with metal prices. Also, effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at last-in, first-out (LIFO) cost. The effects of the change in accounting principle have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended March 31, 2020. See footnote 2 for additional information. Adjusted EBITDA for the quarter ended March 31, 2020 was recast to reflect both these changes.

(1)

Prior to April 1, 2020, Arconic’s financial statements were prepared on a carve-out basis, as the underlying operations of the Company were previously consolidated as part of Arconic’s former parent company’s financial statements. Accordingly, the Company’s results of operations for the quarter ended March 31, 2020 were prepared on such basis. The carve-out financial statements of Arconic are not necessarily indicative of the Company’s consolidated results of operations had it been a standalone company during the referenced period. See the Combined Financial Statements included in each of (i) Exhibit 99.1 to the Company’s Form 10 Registration Statement (filed on February 7, 2020), (ii) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (filed on March 30, 2020), and (iii) the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020), for additional information.

(2)

Effective July 1, 2020, the Company changed its inventory cost method to average cost for all U.S. inventories previously carried at LIFO cost. Management believes the average cost method more closely reflects the physical flow of inventories, improves comparability of the Company’s operating results with its industry peers, and provides an increased level of consistency in the measurement of inventories in the Company’s consolidated financial statements. The effects of the change in accounting principle from LIFO to average cost have been retrospectively applied to the Company’s Statement of Consolidated Operations for the quarter ended March 31, 2020. Accordingly, Net income attributable to Arconic Corporation decreased $14 (comprised of an $18 increase to Cost of goods sold and a $4 decrease to Provision for income taxes) from the amount previously reported in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020 (filed on May 18, 2020). See the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (filed on February 23, 2021) for additional information.

(3)

Metal price lag represents the financial impact of the timing difference between when aluminum prices included in Sales are recognized and when aluminum purchase prices included in Cost of goods sold are realized. This adjustment aims to remove the effect of the volatility in metal prices and the calculation of this impact considers applicable metal hedging transactions.

(4)	Other special items include the following:
	•	for the quarter ended March 31, 2021, costs related to several legal matters, including Grenfell Tower ($4) and other ($1);
	•	for the quarter ended December 31, 2020, costs related to several legal matters ($5) and other items ($3); and
•

for the quarter ended March 31, 2020, an allocation of costs incurred by Arconic’s former parent company associated with the April 1, 2020 separation of Arconic Inc. into two standalone publicly-traded companies.

Net Debt	March 31, 2021

Long-term debt	$1,592
Short-term borrowings	4
Total debt	$1,596

Less: Cash and cash equivalents	763

Net debt	$833

Net debt is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management assesses Arconic’s leverage position after considering available cash that could be used to repay outstanding debt. Long-term debt equals $1,600 principal of outstanding indebtedness plus $19 of unamortized debt premium less $27 of unamortized debt issuance costs.

Contacts

Investor Contact
Shane Rourke
(412) 315-2984
Investor.Relations@arconic.com

Media Contact
Tracie Gliozzi
(412) 992-2525
Tracie.Gliozzi@arconic.com